FINANCIAL INVESTORS TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

December 15, 2017

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Financial Investors Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, Financial Investors Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 33-72424 and 811-8194) relating to the Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund (the “Funds”):

Post-Effective Amendment	Filing Date	Accession Number
No.
185	February 9, 2017	0001398344-17-001663

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Class T shares of the Funds. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0785.

Sincerely,

/s/ Karen Gilomen
Karen Gilomen
Secretary

cc:	Peter H. Schwartz, Esq. Davis Graham & Stubbs LLP

FINANCIAL INVESTORS TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

December 15, 2017

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Financial Investors Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, Financial Investors Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 33-72424 and 811-8194) relating to the Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund (the “Funds”):

Post-Effective Amendment	Filing Date	Accession Number
No.
193	April 10, 2017	0001049169-17-000151

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Class T shares of the Funds. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0785.

Sincerely,

/s/ Karen Gilomen
Karen Gilomen
Secretary

cc:	Peter H. Schwartz, Esq. Davis Graham & Stubbs LLP

FINANCIAL INVESTORS TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

December 15, 2017

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Financial Investors Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, Financial Investors Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 33-72424 and 811-8194) relating to the Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund (the “Funds”):

Post-Effective Amendment	Filing Date	Accession Number
No.
194	May 10, 2017	0001398344-17-006185

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Class T shares of the Funds. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0785.

Sincerely,

/s/ Karen Gilomen
Karen Gilomen
Secretary

cc:	Peter H. Schwartz, Esq. Davis Graham & Stubbs LLP

FINANCIAL INVESTORS TRUST
1290 Broadway
Suite 1100
Denver, Colorado 80203

December 15, 2017

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Financial Investors Trust — Request for Withdrawal of Post - Effective Amendment to the Trust’s Registration Statement Relating to Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, Financial Investors Trust (the “Trust”) hereby requests withdrawal of the following Post-Effective Amendment (the “Amendment”) to the Trust’s Registration Statement filed on Form N-1A (File Nos. 33-72424 and 811-8194) relating to the Class T Shares of the ALPS/Red Rocks Listed Private Equity Fund, the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund, the RiverFront Global Growth Fund, the RiverFront Global Allocation Fund, the RiverFront Dynamic Equity Income Fund, the RiverFront Moderate Growth & Income Fund, the RiverFront Conservative Income Builder Fund and the ALPS/Metis Global Micro Cap Value Fund (the “Funds”):

Post-Effective Amendment	Filing Date	Accession Number
No.
195	June 28, 2017	0001398344-17-008039

The Trust is making this application for withdrawal of the Amendment because it has determined not to proceed with the registration of the Class T shares of the Funds. No securities have been issued or sold in connection with the Amendment.

If you have any questions or further comments, please contact me at 720.917.0785.

Sincerely,

/s/ Karen Gilomen
Karen Gilomen
Secretary

cc:	Peter H. Schwartz, Esq. Davis Graham & Stubbs LLP